As filed with the Securities and Exchange Commission on March 12, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIBRIA CELULOSE S.A.

(Exact name of registrant as specified in its charter)

N/A

(Translation of Registrant’s name into English)

Federative Republic of Brazil	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Alameda Santos, 1357 – 6th floor

01419-908, São Paulo, SP, Brazil

(55-11) 2138-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Donald E. Baker, Esq.

Mark O. Bagnall, Esq.

White & Case LLP

Avenida Brigadeiro Faria Lima, 2277, 4th Floor

01452-000, São Paulo, SP, Brazil

(55-11) 3147-5600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, no par value, of Fibria Celulose S.A.(1)	(2)	(2)	(2)	(2)

(1)	Traded only in the form of American Depositary Shares (as evidenced by American Depositary Receipts), each representing one common share which are registered under the Securities Act of 1933. A separate Registration Statement on Form F-6 (File No. 333-160187) was filed on June 24, 2009. The Registration Statement on Form F-6 relates to the registration of American Depositary Shares, or “ADSs”, evidenced by the American Depositary Receipts issued upon deposit of common shares registered hereby.
(2)	An indeterminate amount of common shares to be offered at indeterminate prices is being registered pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).

PROSPECTUS

Fibria Celulose S.A.

Common Shares and American Depositary Shares Representing Common Shares

We may offer the securities described in this prospectus from time to time in amounts, at prices and on terms to be determined at or prior to the time of the offering. We refer to the common shares and the American Depositary Shares, or ADSs, each representing one common share, collectively as the “securities.”

This prospectus describes the general manner in which our securities may be offered using this prospectus. We will provide specific terms and offering prices of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplements carefully before you invest.

We may offer the securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to investors, on a continuous or delayed basis or through any combination of these methods. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, you should refer to the section entitled “Plan of Distribution” in the applicable prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Our common shares are listed on the Novo Mercado segment of the São Paulo Stock Exchange (BM&FBOVESPA S.A. – Bolsa de Valores Mercadorias e Futuros), or the BM&FBOVESPA, under the symbol “FIBR3” and our ADSs are listed on the New York Stock Exchange under the symbol “FBR.”

Investing in our securities involves risks. You should carefully review the “Risk Factors” section set forth in our most recent annual report on Form 20-F, which is incorporated by reference herein, as well as in other reports we file from time to time and, if any, in the applicable prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 12, 2012.

You should rely only on the information contained in this prospectus and the applicable prospectus supplement. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell our common shares or the ADSs. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the date on the front of those documents.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell from time to time the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered. The applicable prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. The applicable prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, the information in this prospectus is superseded by the information in the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and the additional information incorporated by reference in this prospectus described under “Where You Can Find More Information” and “Incorporation by Reference” before making an investment in our securities.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

In this prospectus, unless otherwise indicated, all references to “Fibria Celulose,” “Fibria,” “our company,” “we,” “our,” “ours,” “us” or similar terms refer to Fibria Celulose S.A. and its consolidated subsidiaries and jointly controlled companies. All references herein to the “real,” “reais” or “R$” are to the Brazilian real, the official currency of Brazil. All references to “U.S. dollars,” “dollars” or “U.S.$” are to United States dollars.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and other reports with the SEC under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports and other information about issuers like us who file electronically with the SEC. The address of the site is http://www.sec.gov. You may also read and copy certain documents we submit to the New York Stock Exchange at its offices at 20 Broad Street, New York, New York 10005. We maintain an Internet site at http://www.fibria.com/ir. Information contained on our website is not incorporated by reference in, and should not be considered as part of this prospectus, or any accompanying prospectus supplement.

We are a “foreign private issuer” as defined under Rule 405 of the U.S. Securities Act of 1933, as amended, or the Securities Act. As a result, although we are subject to the informational requirements of the Exchange Act as a foreign private issuer, we are exempt from certain informational requirements of the Exchange Act which domestic issuers are subject to, including the proxy rules under Section 14 of the Exchange Act, the insider reporting and short-profit provisions under Section 16 of the Exchange Act and the requirement to file current reports on Form 8-K upon the occurrence of certain material events.

We are also subject to the informational requirements of the BM&FBOVESPA and the Brazilian Securities Commission (Comissão de Valores Mobiliários, or the CVM). You are invited to read and copy reports, statements or other information, other than any confidential filings, that we have filed with the BM&FBOVESPA and the CVM. Our public filings with the BM&FBOVESPA are electronically available from the BM&FBOVESPA’s Internet site at http://www.bmfbovespa.com.br.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

We incorporate by reference into this prospectus the following documents listed below, which we have already filed with or furnished to the SEC:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2011, filed with the SEC on February 29, 2012 (File No. 001-15018);

•	any future annual reports on Form 20-F that we file with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

•	any future reports on Form 6-K that we submit to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

You may request a copy of any and all of the information that has been incorporated by reference into this prospectus and that has not been delivered with this prospectus, at no cost, by writing or telephoning us at Alameda Santos, 1357 – 6th floor, 01419-908, São Paulo, SP, Brazil, telephone +55 11 2138-4565.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements related to our plans, expectations regarding future events, business strategies and prospects that are subject to risks and uncertainties. These forward-looking statements are set forth under “Item 3. Key Information—Risk Factors,” “Item 4. Information on Fibria” and “Item 5. Operating and Financial Review and Prospects” in our most recent annual report on Form 20-F, which annual report is incorporated by reference into this prospectus. Some of the matters discussed concerning our business operations and financial performance include forward-looking statements within the meaning of the Securities Act and the Exchange Act.

We have based these forward-looking statements largely on our current expectations and estimates about future events and financial trends, which affect or may affect our businesses and results of operations. Although we believe that these forward-looking statements are based upon reasonable assumptions, these statements are subject to several risks and uncertainties and are made in light of information currently available to us. It is possible that our future performance may differ materially from our current assessments due to a number of factors, including the following:

•	our direction and future operation;

•	the implementation of our principal operating strategies; including our potential participation in acquisition or joint venture transactions or other investment opportunities;

•	general economic, political and business conditions, both in Brazil and in our principal export markets;

•	industry trends and the general level of demand for, and change in the market prices of our products;

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existing and future governmental regulation, including tax, labor, pension and environmental laws and regulations and import tariffs in Brazil and in other markets in which we operate or to which we export our products;

•	the competitive nature of the industries in which we operate;

•	our level of capitalization, including the levels of our indebtedness and overall leverage;

•	the cost and availability of financing;

•	our compliance with the covenants contained in the instruments governing our indebtedness;

•	the implementation of our financing strategy and capital expenditure plans;

•	inflation and fluctuations in currency exchange rates, including the Brazilian real and the U.S. Dollar;

•	legal and administrative proceedings to which we are or may become a party;

•	the volatility of the prices of the raw materials we sell or purchase to use in our business;

•	other statements included or incorporated in this prospectus that are not historical; and

•	other risk factors discussed under “Item 3. Key Information—Risk Factors” of our most recent annual report on Form 20-F, which annual report is incorporated by reference herein.

The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only as of the date they were made, and we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. Our future results may differ materially from those expressed in these estimates and forward-looking statements. In light of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus might not occur and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, inclusive of, but not limited to, the factors mentioned above. As a result of these risks and uncertainties, investors should not base their decisions to invest in this offering on these estimates or forward-looking statements.

OUR COMPANY

We are the world’s largest producer of market pulp, according to the independent consulting firm Resource Information Systems Inc. and the Pulp and Paper Products Council, or the PPPC, with an aggregate pulp production capacity of approximately 5.25 million metric tons, representing approximately 30% of the world demand for bleached eucalyptus kraft market pulp, or BEKP, in 2011 according to the PPPC.

We believe that our BEKP production costs are among the lowest in the world. In 2011, our cash costs per ton of production, including logistics, were 5% less than the average in Brazil, the most competitive market for cellulose, according to the independent consulting firm Hawkins Wright. This important competitive differential is principally due to: (i) the elevated productivity of our forests; (ii) the short harvest cycle of our trees; (iii) the close proximity of our mills and forests; (iv) our strategically located production facilities; (v) the utilization of state-of-the-art technology; and (vi) our economies of scale.

We produce BEKP in four pulp mills in the States of Espírito Santo, Mato Grosso do Sul, São Paulo and Bahia. In Bahia, we have a 50% interest in Veracel Celulose S.A., or Veracel, a joint venture with the Swedish-Finnish company Stora Enso.

Our forestry base is broad and diversified, certified by the Forest Stewardship Council® and Cerflor, providing us with a competitive differential. As of December 31, 2011, it was comprised of total forestry land of approximately 1,080 thousand hectares (owned, leased or held in partnership) located in seven Brazilian states. As of December 31, 2011, approximately 612 thousand hectares of our total forestry land consisted of areas planted with eucalyptus, which we expect to supply almost all of the wood we expect to require for our cellulose production, and approximately 405 thousand hectares consisted of conservation areas with native vegetation, or preserved areas.

We are the controlling shareholders of Portocel Terminal Especializado de Barra do Riacho S.A., or Portocel, in which we hold a 51% interest, which operates the specialized terminal of Barra do Riacho, located three kilometers from our Aracruz unit in the State of Espírito Santo, and has as its principal activity the exportation of part of our production of cellulose.

The principal destination of our production is the export market; our export sales accounted for 90.1%, 91.4% and 92.5 % of our total cellulose sale volumes for the years ended December 31, 2011, 2010 and 2009, respectively.

Our strategy is to concentrate our sales in the markets for tissue paper and specialized papers, which present less volatility compared to the markets for printing and writing papers. During the year ended December 31, 2011, 54% of the cellulose volume we sold was used in the production of tissue paper, 24% in the production of specialized papers and 22% in the production of printing and writing paper.

In 2011, Europe continued to be the principal regional consumer of our cellulose, totaling 42% of our cellulose volume sold, followed by North America with 25%, Asia with 23% and other regions such as Latin America and Brazil with 10%.

Our controlling shareholders are Votorantim Industrial S.A., or VID, and BNDES Participações S.A., or BNDESPAR, which, together, hold 59.76% of our total voting capital. BNDESPAR, an investment branch of the Brazilian National Bank for Economic and Social Development (Banco Nacional do Desenvolvimento), invests in various segments of the Brazilian economy, and VID is a holding company for industrial assets of the Votorantim Group, one of the largest private conglomerates in Brazil.

Fibria is incorporated under the laws of Brazil under the name Fibria Celulose S.A., as a publicly-held company with unlimited duration. Fibria has the legal status of a stock corporation, operating under the Brazilian corporate law. Our headquarters and principal executive offices are located at Alameda Santos, 1357, 6th floor, 01419-908, São Paulo, SP, Brazil, and our telephone number is 55 11 2138-4565. Our website address is www.fibria.com.br/ir. Information contained on our website is, however, not incorporated by reference in, and should not be considered as part of this prospectus, or any accompanying prospectus supplement.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of securities for general corporate purposes.

DESCRIPTION OF SHARE CAPITAL

The following information describes our common stock and provisions of our bylaws. This description is only a summary. You should read and refer to our bylaws incorporated by reference into the registration statement of which this prospectus is a part.

Dividends

The Brazilian Corporation Law and our bylaws require that we distribute annually to our shareholders a mandatory minimum dividend, which we refer to as the mandatory dividend, equal to a minimum percentage of our net income for the prior year, as that amount may be adjusted in certain circumstances permitted by the Brazilian Corporation Law. Our bylaws require that this minimum percentage be at least 25% of our adjusted net income for the prior fiscal year. The payment of dividends shall be made within a maximum of sixty (60) days from the date of the Shareholders’ Meeting or the Board of Directors’ meeting approving payment thereof.

Neither our bylaws nor the Brazilian Corporation Law contain any restriction on the payment of dividends, interest or other payments to holders of common shares not resident in Brazil.

Share Capital

As of the date hereof, our outstanding, fully paid share capital is R$8,379,397,179.59, comprised of 467,934,646 registered, book-entry common shares, without par value. Under our bylaws, our capital stock may be increased through the issuance of up to 61,690,315 new common shares by resolution of the Board of Directors, irrespective of any amendment or restructuring to our bylaws. Within the limit of our authorized capital, our Board of Directors may:

(1)	decide on the issuance of warrants;

(2)	based on a plan approved by a Shareholders’ Meeting, grant options for the purchase of our common shares to our administrative officers or employees, in which case our shareholders will have no preemptive right for acquisition of such shares; provided that any such stock option plan shall be limited to 1% of our capital stock, and the cumulative limit for all options granted shall be 5% of our capital stock; and

(3)	approve an increase of capital stock by means of capitalization of profits or reserves, with or without stock dividends.

According to our bylaws, we are not permitted to issue either preferred shares or founder’s shares.

Voting Rights

Each common share entitles its holder to one vote at our meetings of shareholders. Neither our bylaws, nor the Brazilian Corporation Law, contain any restriction on voting by non-Brazilian holders of our common shares.

Public Tender Offers

Our bylaws provide for certain obligations to launch a public tender offer upon the occurrence of certain corporate events affecting us, as described below.

Tender Offers Triggered by Acquisitions of Significant Stakes in Us

Any Person who subscribes, acquires or in any way becomes a direct or indirect holder in Brazil or elsewhere of a material participation in our share capital shall, within 60 days following the date of the event that results in such person holding a material participation, commence a public tender offer for all of our shares. A material participation is defined in our bylaws as a stake equal to 25% or more of the total number of our issued shares.

The price per share of a tender offer in the event of the acquisition of a material participation in our share capital shall be the higher of:

(1)	the economic value of our shares obtained from an economic-financial appraisal report prepared by an institution or company specialized and with proven experience in evaluating publicly-held companies; and

(2)	the trading value of our shares plus a 50% premium applied to such value; under our bylaws, the trading value of our shares shall equal to the higher of: (a) the highest price per Fibria share on any stock exchange on which the shares of Fibria are traded, during the 12-month period prior to the tender offer, and (b) the price per Fibria share in the last issuance of Fibria shares within the 12-month period prior to the date of the tender offer, corrected by the SELIC rate from the date of such issuance to the launching date of the tender offer.

If the acquirer of a material participation in our share capital does not comply with such obligations (including with respect to meeting the maximum timeframes for (1) commencing the tender offer, or (2) complying with any requests or demands from the CVM, our Board of Directors shall call an Extraordinary Shareholders’ Meeting in which such person may not vote to consider the suspension of the exercise of the shareholder rights of that person.

The requirement to launch a tender offer in the event of acquisition of a material participation in our share capital shall not apply if a person becomes a holder of such stake by virtue of (1) a merger a company with and into Fibria, (2) a stock swap merger of a company with Fibria or (3) the subscription of shares issued by Fibria in a single primary offering approved at a shareholders’ meeting of Fibria, called by our Board of Directors with the purpose of increasing our capital pursuant to a share price determined based on economic value.

The tender offer requirement in the event of acquisitions of a material participation in our share capital shall not apply to shareholders and their successors who on April 30, 2009 held 25% or more of our total issued and outstanding shares, including the parties to the Shareholders’ Agreement dated October 29, 2009.

Furthermore, according to our bylaws, any person holding 10% or more of our shares (other than shares held by our controlling shareholders) who intends to acquire additional Fibria shares must disclose such intention to us and the BM&FBOVESPA, so that an auction can be organized under applicable regulations of the CVM and the BM&FBOVESPA, pursuant to which other market participants may interfere in the bidding process.

Tender Offers Triggered Upon a Disposition of our Control

A disposition of our control, whether through a single transaction or a series of transactions, shall be contracted subject to the condition that the acquirer of our control launches a tender offer to acquire the shares of our other shareholders, to ensure that our other shareholders are afforded the same treatment that has been afforded to the selling controlling shareholder. Such tender offer shall also be conducted:

(1)	in cases in which there is an onerous assignment of rights to subscribe for shares and other securities or rights related to securities convertible into shares, resulting in a disposition of control of Fibria; and

(2)	in cases of change of control in a company that holds the power to control us, in which case the seller of control of Fibria shall be obligated to declare to the BM&FBOVESPA the price attributed to Fibria in that transaction and provide documentary evidence of such price.

However, the obligation to launch a tender offer in the event of a disposition of our control shall not apply in the event that, following a corporate restructuring of a current controlling shareholder of Fibria, any such shareholder ceases to be our direct shareholder, but the controlling power in us remains in the hand of an affiliate of that former controlling shareholder. For purposes of these restructuring cases, affiliates will be deemed to be companies that controls or that directly or indirectly are controlled by the shareholding control of such shareholder.

A shareholder who executes a private share purchase agreement with one of our controlling shareholders and acquires our control by means of such private agreement is obligated to:

(1)	launch a change of control tender; and

(2)	pay any former shareholder of Fibria, from which such acquirer purchased Fibria shares in the open market in the six-month period prior to the transfer of our control, the difference between the price paid to such former Fibria shareholder and the price paid to our former controlling shareholder under the private share purchase agreement adjusted by the Brazilian consumer price index (Índice de Preços ao Consumidor—IPCA).

Tender Offers Triggered by Going Private Transactions

A public tender offer launched by us or our controlling shareholders shall be required in connection with going private transactions, which are transactions pursuant to which our public company license is cancelled or our shares are delisted from the Novo Mercado segment of the BM&FBOVESPA. In connection with a going private tender offer, the minimum tender offer price for our shares shall be equal to our economic value obtained from an appraisal report.

Such appraisal report shall be prepared by a specialized institution or company with proven experience and that is independent from Fibria, its officers and controlling shareholders, and such report shall indicate the appraisal criteria and comparison elements adopted along with the reasoning supporting the resulting conclusions.

The choice of the specialized institution or company responsible for determining the economic value of Fibria belongs exclusively to the shareholders’ meeting, after presentation by the Board of Directors of a list of three suggested appraisers. The shareholders’ meeting that approves such appraiser must be installed on first call with the presence of shareholders representing at least 20% of the issued and outstanding shares of Fibria, or if installed on second call, with the presence of shareholders holding any number of Fibria shares.

The costs of preparing the appraisal report shall be borne entirely by the offeror of the going private tender offer.

When ownership of our shares is dispersed (i.e., when our control is exercised by a shareholder holding less than 50% of our capital stock), the following shall apply with respect to a going private tender offer:

(1)	in cases where the cancellation of our public company license has been approved at a shareholders’ meeting, the tender offer shall be launched by Fibria, and purchases of shares held by shareholders who voted in favor of the resolution shall only be made after the shares of shareholders who voted against such cancellation have first been tendered; and

(2)	in cases where our delisting from the Novo Mercado segment of the BM&FBOVESPA has been approved at a shareholders’ meeting, the going private tender offer must be launched by shareholders who voted in favor of such delisting.

Allocation of Net Income

At each annual shareholders’ meeting, our bylaws require our Board of Directors to recommend that our adjusted net income for the preceding fiscal year be allocated as follows:

•	5% for a legal reserve that will not exceed 20% of our paid-in capital;

•	an amount for a contingency reserve;

•	at least 25% for mandatory distribution to shareholders, to be distributed within 60 days of the annual shareholders’ meeting that approves the distribution; and

•	any remaining balance to be allocated in the manner determined by our shareholders, according to the Brazilian Corporation Law.

Under the Brazilian Corporation Law, payment of the mandatory dividend is not required if the Board of Directors has formally declared such distribution to be inadvisable in view of our financial condition and has provided the shareholders at the annual general shareholders’ meeting with an opinion to that effect, which has been reviewed by our Fiscal Council and reported to the CVM, five days following such meeting.

Preemptive Rights

Each of our shareholders has, except in certain circumstances, a preemptive right to subscribe for shares or convertible securities in any capital increase of our company, in proportion to its shareholding. A period of 30 days following the publication of notice of the issuance of convertible securities or shares is allowed for exercise of this preemptive right, and these rights are negotiable.

According to the Brazilian Corporation Law and our bylaws, the Board of Directors may, at its discretion, exclude the preemptive rights of the shareholders in the issuance of shares, debentures convertible into shares, and subscription warrants made through a sale over the stock exchange or public subscription, or by an exchange for shares, in a public offering for acquisition of a controlling stake, pursuant to the Brazilian Corporation Law.

With some exceptions, in the event of a capital increase by means of the issuance of new shares, holders of our common shares would have preemptive rights to subscribe to our newly-issued common shares. Under the Brazilian Corporation Law, holders of our common shares are permitted to transfer or dispose of such preemptive right either for consideration or without. Investors may not be able to exercise the preemptive rights relating to the common shares underlying their ADSs unless a registration statement under the Securities Act is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available.

Liquidation

Our company shall be liquidated upon the occurrence of certain events provided for in the Brazilian Corporation Law, whereupon a meeting of the shareholders shall determine the form of liquidation, electing the liquidators and the members of our Fiscal Council, which must operate on a mandatory basis during the liquidation period.

Redemption

According to the Brazilian Corporation Law, we may redeem our shares by a decision approved at an extraordinary general shareholders’ meeting. The share redemption may be paid with our net income, profit reserves or capital reserves. If the share redemption is not applicable to all shares of the same class, the redemption will be made by lottery. If custody shares are picked in the lottery and there are no rules established in the custody agreement, the financial institution will specify on a pro rata basis the shares to be redeemed. The redemption of shares of one or more classes shall be approved by shareholders representing at least 50% of the affected classes.

Appraisal Rights

The Brazilian Corporation Law provides that, under certain circumstances, a shareholder has the right to withdraw his equity interest from our company and to receive payment for the portion of shareholder’s equity attributable to his equity interest. Such appraisal right may be exercised by dissenting or non-voting shareholders of Fibria (including any holder of common shares) in the event that a majority of all voting shares outstanding require us to:

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create preferred shares or to disproportionately increase an existing class of preferred shares relative to the other classes of shares, unless such creation or disproportional increase is already provided for, or authorized by, our bylaws, which provision or authorization is not currently contemplated in our bylaws;

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modify a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares, or to create a new class with greater privileges than any existing classes of preferred shares;

•	reduce the mandatory dividend;

•	change our corporate purpose;

•	merge us with another company or to consolidate us;

•	transfer all of our shares to another company in order to make us a wholly-owned subsidiary of such company, known as a stock swap merger (incorporação de ações);

•	approve the acquisition of control of another company, at a price which exceeds certain limits set forth in the Brazilian Corporation Law;

•	approve our participation in a centralized group of companies, as defined under the Brazilian Corporation Law; and

•

conduct a spin-off that results in (a) a change of our corporate purposes, except if the assets and liabilities of the spun-off company are contributed to a company that is engaged in substantially the same activities, (b) a reduction in the mandatory dividend or (c) our participation in a centralized group of companies, as defined under the Brazilian Corporation Law.

In addition, in the event that the entity resulting from a stock swap merger (incorporação de ações), a consolidation or a spin-off of a listed company fails to become a listed company within 120 days of the shareholders’ meeting at which the decision to undertake such transaction was taken, the dissenting or non-voting shareholders may also exercise appraisal rights.

Appraisal rights lapse 30 days after publication of the minutes of the relevant shareholders’ meeting. We would be entitled to reconsider any action giving rise to appraisal rights within ten days following the expiration of such rights if the aggregate amount to be paid by our company for the shares of dissenting shareholders could jeopardize our financial stability.

The Brazilian Corporation Law allows companies to pay for any of their shares being redeemed as a result of appraisal rights or otherwise at their economic value, subject to certain requirements. Because our bylaws currently do not provide that our shares would be redeemable at their economic value, our shares would be redeemable at their book value, determined on the basis of the last balance sheet approved by our shareholders. If the shareholders’ meeting giving rise to redemption rights occurs more than 60 days after the date of the last approved balance sheet, a shareholder may demand that its shares be valued on the basis of a new balance sheet as of a date within 60 days of such shareholders’ meeting.

Pursuant to the Brazilian Corporation Law, in events of our consolidation, merger, (incorporação de ações), entry into a group of companies, or acquisition of control of another company, appraisal rights are not available if the subject shares meet certain market liquidity and dispersion tests. In these cases, shareholders will not be entitled to appraisal rights if: (1) their shares are part of a general securities index in Brazil or abroad, and (2) the controlling shareholder, the controlling company or other companies under their control hold less than half of the outstanding shares of the relevant type or class.

Form and Transfer

Because our shares are in registered book-entry form, the transfer of shares is made under Section 35 of the Brazilian Corporation Law, which determines that a transfer of shares is effected by an entry made by the registrar, by debiting the share account of the transferor and crediting the share account of the transferee. Banco Itaú S.A. performs safekeeping, share transfer and other related services for us.

Transfers of shares by a foreign investor are made in the same way and executed by that investor’s local agent on the investor’s behalf except that, if the original investment was registered with the Brazilian Central Bank, or the Central Bank, pursuant to Resolution No. 2,689/00 of the Central Bank, the foreign investor, through its local agent, should also seek amendment, if necessary, of the electronic certificate of registration to reflect the new ownership.

The BM&FBOVESPA operates a central clearing system. A holder of our shares may choose, at its discretion, to hold our shares through this system, and all shares elected to be put into the system will be deposited in custody with the relevant stock exchange (through a Brazilian institution duly authorized to operate by the Central Bank having a clearing account with the relevant stock exchange). The fact that those shares are subject to custody with the relevant stock exchange will be reflected in our register of shareholders. Each participating shareholder will, in turn, be registered in our register of beneficial shareholders maintained by the relevant stock exchange and will be treated in the same way as a registered shareholder.

Shareholders’ General Meetings

Under the Brazilian Corporation Law, shareholders are empowered to take any action relating to our corporate purpose and to pass any resolutions they deem necessary at our shareholders’ meetings. The review and approval of our financial statements and the determination of the allocation of our net income with respect to each fiscal year occur at our annual general shareholders’ meeting which must be convened within four months following such fiscal year. The election of our directors and members of our Fiscal Council typically takes place at the annual general shareholders’ meeting.

An extraordinary general shareholders’ meeting may be held concurrently with the annual general shareholders’ meeting. Pursuant to our bylaws and the Brazilian Corporation Law, the following actions, among others, may only be taken at a general shareholders’ meeting:

•	amendment of our bylaws, including amendment of our corporate purpose;

•	election and dismissal, at any time, of members of our Board of Directors and members of our Fiscal Council;

•	determination of the aggregate compensation of our Board of Directors and Board of Executive Officers, as well as our Fiscal Council’s compensation;

•	approval of stock splits and reverse stock splits;

•	approval of a stock option plan for management and employees of Fibria and other companies directly or indirectly controlled by Fibria without preemptive rights to shareholders;

•	approval of our management’s accounts and the financial statements prepared by our management;

•

allocation of our net income and distribution of dividends; according to our bylaws, our Board of Directors may authorize the distribution of interim dividends as an advance on the annual dividends and approve the payment or crediting of interest attributable to equity;

•	cancellation of our registration with the CVM as a publicly-held company;

•	authorization for the issuance of convertible debentures or secured debentures;

•	suspension of the rights of any shareholder who has violated the Brazilian Corporation Law or our bylaws;

•	acceptance or rejection of the valuation of in-kind contributions offered by a shareholder in consideration for shares of our capital stock;

•	approval of our transformation into a limited liability company or any other corporate form;

•

appointment of a specialized company responsible for determining our economic value from a list of three companies suggested by our Board of Directors, for purposes of the tender offers required under our bylaws in connection with the acquisition of significant stakes in us or going private transactions;

•	reduction in the percentage of mandatory dividends;

•	participation in a centralized group of companies;

•	change in our core business or corporate purpose;

•	approval of any merger, consolidation with another company or spin-off;

•	our delisting from the Novo Mercado segment of the BM&FBOVESPA;

•	approval of any dissolution or liquidation, the appointment and dismissal of the respective liquidator and the official review of the reports prepared by him or her; and

•	authorization to petition for bankruptcy or request for judicial or extrajudicial restructuring.

According to the Brazilian Corporation Law, neither a company’s bylaws nor actions taken at a shareholders’ meeting may deprive a shareholder of specific rights, such as:

•	the right to participate in the distribution of profits;

•	the right to participate equally and ratably in any remaining residual assets in the event of liquidation of a company;

•	the right to preemptive rights in the event of subscription of shares, convertible debentures or subscription warrants, except in some specific circumstances under the Brazilian Corporation Law;

•	the right to inspect and monitor the management of the company’s business in accordance with the Brazilian Corporation Law;

•	the right to vote at any shareholders meeting; and

•	the right to withdraw from the company in the cases specified under the Brazilian Corporation Law.

However, a general shareholders’ meeting may suspend the rights of any shareholder who fails to fulfill any obligation imposed by law or the bylaws of the company, which suspension shall be lifted as soon as the obligation has been fulfilled.

Quorum for our Shareholders’ General Meetings

As a general rule, the Brazilian Corporation Law provides that a quorum at a shareholders’ general meeting consists of shareholders representing at least 25% of a company’s issued and outstanding voting capital on the first call and, if that quorum is not reached, any percentage on the second call. A quorum for the purposes of amending our bylaws consists of shareholders representing at least two-thirds of our issued and outstanding voting capital on the first call and any percentage on the second call.

As a general rule, the affirmative vote of shareholders representing at least the majority of our issued and outstanding common shares present in person or represented by proxy at a shareholders’ general meeting is required to ratify any proposed action, with abstentions not taken into account. However, the affirmative vote of shareholders representing one-half of our issued and outstanding voting capital is required to:

•

create a class of preferred shares or to disproportionately increase an existing class of preferred shares relative to the other classes of shares, unless such action is provided for or authorized by our bylaws, which provision or authorization is not currently contemplated in our bylaws;

•

modify a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares, or to create a new class with greater privileges than any existing class of preferred shares;

•	reduce the percentage of mandatory dividends;

•	change our corporate purpose;

•	merge or consolidate our company with another company;

•	spin-off a portion of our assets or liabilities;

•	approve our participation in a centralized group of companies (as defined in the Brazilian Corporation Law);

•	apply for cancellation of any voluntary liquidation;

•	approve our dissolution; and

•	approve the merger of all our shares into another company (incorporação de ações).

Shareholder resolutions seeking to amend or exclude Section 32 of our bylaws, dealing with tender offers in the event of acquisitions of significant stakes in us, shall be approved by shareholders holding a majority of the votes present at one of our shareholders’ meeting, provided that a minimum of 30% of our total issued and outstanding voting stock must vote in favor of such resolution.

Notice of our Shareholders’ General Meetings

According to the Brazilian Corporation Law, notice of our shareholders’ general meetings must be published at least three times in the Diário Oficial do Estado de São Paulo, the official newspaper of the State of São Paulo, and in another widely circulated newspaper in this state, previously chosen at an annual shareholders’ meeting, which in our case is O Valor Econômico. The first notice must be published no later than 15 days before the date of the meeting on the first call, and no later than eight days before the date of the meeting on the second call. However, in certain circumstances, the CVM may require, upon request of any shareholder, that the first notice be published 30 days prior to the meeting. In addition, upon request of any shareholder, the CVM may suspend for up to 15 days the required prior notice of the extraordinary general shareholders’ meeting so that the requesting shareholder may become familiar with, and analyze, the proposal to be voted upon at such meeting. Such call notice in all circumstances shall contain the agenda for the meeting and, in case of an amendment to our bylaws, a summary of the proposed amendment.

Who May Call our Shareholders’ General Meetings

According to the Brazilian Corporation Law, our Board of Directors may call a general shareholders’ meeting. Shareholders’ meetings may also be called by:

•	any shareholder, if our directors fail to call a shareholders’ general meeting within 60 days after the date they were required to do so under applicable laws and our bylaws;

•

shareholders holding at least 5% of our share capital if our directors fail to call a meeting within eight days after receipt of a grounded request to call the meeting by those shareholders, and such request must indicate the proposed agenda;

•

shareholders holding at least 5% of our share capital if our directors fail to call a meeting within eight days after receipt of a request to call a shareholders’ meeting to install the Fiscal Council; and

•

our Fiscal Council, if our Board of Directors delays calling an annual general shareholders’ meeting for more than one month. Our Fiscal Council may also call an extraordinary general shareholders’ meeting at any time if it believes that there are significant or urgent matters to be addressed.

When ownership of our shares is dispersed, the Chairman of the Board of Directors shall call an Extraordinary Shareholders’ Meeting to replace the entire Board of Directors if the BM&FBOVESPA determines that Fibria’s common shares be suspended from trading on the Novo Mercado segment of the BM&FBOVESPA because of non-compliance with the obligations set forth in the Novo Mercado Listing Rules.

If such Extraordinary Shareholders’ Meeting is not timely called by the Chairman of the Board of Directors, such Extraordinary Shareholders’ Meeting may be called by any shareholder of Fibria.

Conditions for Admission at our General Shareholders’ Meetings

A shareholder may be represented at a shareholders’ general meeting by a proxy, as long as the proxy is appointed less than a year before such general shareholders’ meeting. The proxy must be either a shareholder, an executive officer of our company, a lawyer or a financial institution. An investment fund must be represented by its investment fund officer.

Shareholders attending a general shareholders’ meeting must deliver proof of their status as shareholders and proof that they hold the shares they intend to vote by delivery of proper identification and a receipt issued by the custodian agent of our shares.

Board of Directors

Under our bylaws, our Board of Directors consists of nine members and an equal number of alternates. The members of our Board of Directors are elected at the annual shareholders’ meeting for a term of two years and may be reelected. The Brazilian Corporation Law requires each director to hold at least one of our shares. At least 20% of the directors must be independent (as defined in the Novo Mercado Listing Rules).

Fiscal Council

Under our bylaws, our Fiscal Council shall operate permanently and shall be comprised of three to five members and an equal number of alternates.

Arbitration

Under our bylaws, we, our shareholders, directors, and the members of our Fiscal Council agree to resolve by arbitration, any and all disputes or disagreements that may arise among us, related to or deriving from the application, validity, effectiveness, interpretation, violation and its effects, of the provisions of the Brazilian Corporation Law, our bylaws and the rules promulgated by the National Monetary Council (Conselho Monetário Nacional), the Central Bank and the CVM, as well other rules applicable to the working of capital markets in general. Such arbitration shall be conducted pursuant to the rules of arbitration of the Market Chamber of Arbitration (Câmara de Arbitragem do Mercado) of the Novo Mercado segment of the BM&FBOVESPA.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

Citibank, N.A. acts as the depositary bank for our American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safe keep the securities on deposit. In our case, the custodian is Banco Itaú S.A.

We appointed Citibank as depositary bank pursuant to the Second Amended and Restated Deposit Agreement, dated as of August 12, 2009, or the Deposit Agreement. A draft copy of the Deposit Agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part with the SEC. You may obtain a copy of the Deposit Agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-160187 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the Deposit Agreement and not by this summary. We urge you to review the Deposit Agreement in its entirety.

Each ADS represents the right to receive one fully paid common share on deposit with the custodian. An ADS also represents the right to receive any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the Deposit Agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The Deposit Agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The Deposit Agreement and the ADRs are governed by New York law. However, our obligations to the holders of shares will continue to be governed by the laws of Brazil, which are different from the laws in the United States.

Applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us nor any of their or our respective agents or affiliates shall be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the Deposit Agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the Brazilian laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement.

Distributions of Shares

Whenever we make a free distribution of shares for the securities on deposit with the custodian, we will deposit the applicable number of shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the shares deposited or modify the ADS-to-share ratio, in which case each ADS you hold will represent rights and interests in the additional shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-share ratio upon a distribution of shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the shares received upon the terms described in the Deposit Agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the Deposit Agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	we fail to deliver satisfactory documents to the depositary bank; or

•	it is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the Deposit Agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the Deposit Agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Brazil would receive upon failing to make an election, as more fully described in the Deposit Agreement.

Other Distributions

Whenever we intend to distribute property other than cash, shares or rights to purchase additional shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the Deposit Agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	we do not deliver satisfactory documents to the depositary bank; or

•	the depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The net proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the Deposit Agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the Deposit Agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Shares

The shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the Deposit Agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Shares

The depositary bank may create ADSs on your behalf if you or your broker deposit shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the shares to the custodian. Your ability to deposit shares and receive ADSs may be limited by U.S. and Brazilian legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When you make a deposit of shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	The shares are duly authorized, validly issued, fully paid, non assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such shares have been validly waived or exercised.

•	You are duly authorized to deposit the shares.

•

The shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the Deposit Agreement).

•	The shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties is incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to attempt to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•	ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the Deposit Agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the Deposit Agreement, upon a combination or split up of ADRs.

Withdrawal of Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying shares at the custodian’s offices. Your ability to withdraw the shares may be limited by U.S. and Brazilian legal considerations applicable at the time of withdrawal. In order to withdraw the shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the Deposit Agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	Temporary delays that may arise because (1) the transfer books for the shares or ADSs are closed, or (2) shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The Deposit Agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the Deposit Agreement to instruct the depositary bank to exercise the voting rights for the shares represented by your ADSs.

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder’s ADSs in accordance with such voting instructions.

If the depositary bank does not timely receive voting instructions from a holder of ADSs or if the depositary bank receives timely voting instructions from a holder of ADSs which fail to specify the manner in which the securities represented by the holder’s ADSs are to be voted, the depositary bank will deem the holder of the ADSs to have instructed the depositary bank to vote in favor of the proposed resolutions but only for those resolutions that our Board of Directors has submitted to a vote of holders of shares.

Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the depositary bank:

Service	Fees

Issuance of ADSs	Up to U.S. 5¢ per ADS issued

Cancellation of ADSs	Up to U.S. 5¢ per ADS canceled

Distribution of cash dividends or other cash distributions	Up to U.S. 2¢ per annum per ADS held

Distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights	Up to U.S. 5¢ per ADS held

Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held

Depositary Services	Up to U.S. 2¢ per annum per ADS held on the applicable record date(s) established by the depositary bank

As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•	Fees for the transfer and registration of shares charged by the registrar and transfer agent for the shares in Brazil (i.e., upon deposit and withdrawal of shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	Taxes and duties upon the transfer of securities (i.e., when shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of shares on deposit.

Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividend, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the Deposit Agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.

The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program established pursuant to the Deposit Agreement upon such terms and conditions as we and the depositary bank may agree from time to time.

Amendments and Termination

We may agree with the depositary bank to modify the Deposit Agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the Deposit Agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the Deposit Agreement if you continue to hold your ADSs after the modifications to the Deposit Agreement become effective. The Deposit Agreement cannot be amended to prevent you from withdrawing the shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the Deposit Agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the depositary bank must give notice to the holders at least thirty (30) days before termination. Until termination, your rights under the Deposit Agreement will be unaffected.

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the Deposit Agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The Deposit Agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in the Deposit Agreement without negligence or bad faith.

•

The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the Deposit Agreement.

•

The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in shares, for the validity or worth of the shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the Deposit Agreement, for the timeliness of any of our notices or for our failure to give notice or for any actions of or failure to act by, or any information not provided by DTC or any participant in DTC.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the Deposit Agreement.

•

We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our bylaws, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•

We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in our bylaws or in any provisions of or governing the securities on deposit.

•

We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of shares but is not, under the terms of the Deposit Agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary bank also disclaim liability for any consequential or punitive damages resulting from any breach of the terms of the Deposit Agreement.

•

We, the depositary bank and the custodian disclaim any liability for any action or failure to act by any holder or any beneficial owner of ADSs relating to their obligations under Brazilian law or regulation relating to foreign investment in Brazil and the withdrawal of Shares upon cancellation of ADSs.

Pre-Release Transactions

The depositary bank may, in certain circumstances, issue ADSs before receiving a deposit of shares or release shares before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions.” The Deposit Agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the Deposit Agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

TAXATION

The following summary contains a description of the principal Brazilian and U.S. federal income tax consequences of the ownership and disposition of our common shares or ADSs, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to hold common shares or ADSs. The summary is based upon the tax laws of Brazil and regulations thereunder and on the federal income tax laws of the United States thereunder as of the date hereof, both of which are subject to change. Holders of our common shares or ADSs should consult their own tax advisers as to the tax consequences of the ownership and disposition of our common shares or ADSs in their particular circumstances.

Although there is at present no income tax treaty between Brazil and the United States, we understand that the tax authorities of the two countries have had discussions that may culminate in such a treaty in the future. No assurance can be given, however, as to whether or when a treaty will enter into force or how it will affect the U.S. holders of common shares or ADSs.

Brazilian Tax Considerations

The following discussion summarizes the principal Brazilian tax consequences of the ownership and disposition of common shares or ADSs by a non-Brazilian holder. This discussion does not address all the Brazilian tax considerations that may be applicable to any particular non-Brazilian holder, and each non-Brazilian holder should consult its own tax adviser about the Brazilian tax consequences of investing in common shares or ADSs.

Taxation of Dividends

Dividends paid by us from profits of periods beginning on or after January 1, 1996 (1) to the depositary bank in respect of common shares underlying ADSs or (2) to a non-Brazilian holder in respect of common shares will generally not be subject to Brazilian income tax withholding.

Taxation of Gains

According to Article 26 of Law No. 10,833 of December 29, 2003, which came into force on February 1, 2004, capital gains realized on the disposition of assets located in Brazil by non-Brazilian residents, whether or not to other non-residents and whether made outside or within Brazil, are subject to taxation in Brazil at a rate of 15%, or 25% if made by investors domiciled in a Low or Nil Taxation Jurisdiction (see discussion below under “—Discussion on Low or Nil Tax Jurisdictions”). Although we believe that the ADSs will not fall within the definition of assets located in Brazil for the purposes of Law No. 10,833, considering the general and unclear scope of Law No. 10,833 and the absence of any judicial guidance in respect thereof, we are unable to predict whether such interpretation will ultimately prevail in the Brazilian courts.

Gains realized by non-Brazilian holders on dispositions of common shares in Brazil or in transactions with Brazilian residents may be exempt from Brazilian income tax or taxed at a rate of 15% or 25%, depending on the circumstances. Gains realized through transactions on Brazilian stock exchanges, if carried out in accordance with Resolution CMN 2,689, as described below, are exempt from Brazilian income tax or subject to income tax at a rate of 15% if the gain is realized by a Low or Nil Taxation Jurisdiction Holder (as defined below). Gains realized through transactions on Brazilian stock exchanges are otherwise subject to Brazilian income tax at a rate of 15% and also to Brazilian withholding tax at a rate of 0.005% (the withholding tax may offset the Brazilian income tax due on eventual capital gain). Gains realized through transactions with Brazilian residents or through transactions in Brazil not on the Brazilian stock exchanges are subject to tax at a rate of 15%, or 25% if realized by investors resident in a Low or Nil Taxation Jurisdiction. Non-Brazilian holders should consult their own advisors on the applicable income tax rate.

Non-Brazilian holders of common shares registered under Resolution CMN 2,689 (which, pursuant to Resolution No. 1,927, includes ADSs) and which as of March 31, 2000 superseded the Annex IV Regulations, may be subject to favorable tax treatment as described above if the investor has:

•	appointed a representative in Brazil with power to take action relating to the investment in common shares;

•	registered as a foreign investor with the CVM; and

•	registered its investment in common shares with the Central Bank.

Under Resolution CMN 2,689, securities held by foreign investors must be maintained under the custody of, or in deposit accounts with, financial institutions duly authorized by the Central Bank and the CVM. In addition, securities trading are restricted under Resolution CMN 2,689 to transactions on Brazilian stock exchanges or qualified over-the-counter markets. The preferential treatment afforded under Resolution CMN 2,689 and afforded to investors in ADSs is not available to investors resident or domiciled in tax havens.

There can be no assurance that the current preferential treatment for non-Brazilian holders of common shares under Resolution CMN No. 2,689 will be maintained.

Gain on the disposition of common shares, subject to the tax treatment described above, is measured by the difference between the amounts in Brazilian currency realized on the sale or exchange and the acquisition cost of the shares sold, measured in Brazilian currency, without any correction for inflation. The acquisition cost of shares registered as an investment with the Central Bank is calculated on the basis of the foreign currency amount registered with the Central Bank.

There is a possibility that gains realized by a non-Brazilian holder upon the redemption of common shares will be treated as gains from the disposition of such common shares to a Brazilian resident from a stock exchange and will accordingly be subject to tax at a rate of 15%, or 25% if realized by investors resident in a Low or Nil Taxation Jurisdiction.

Any exercise of preemptive rights relating to common shares or ADSs should not be subject to Brazilian taxation. Gains on the sale or assignment of preemptive rights relating to common shares should be subject to the same tax treatment applicable to a sale or disposition of our common shares.

The deposit of common shares in exchange for the ADSs may be subject to Brazilian income tax if the amount previously registered with the Central Bank as a foreign investment in our common shares is lower than:

•	the average price per common share on the BM&FBOVESPA on the day of the deposit; or

•	if no common shares were sold on that day, the average price per common share on the BM&FBOVESPA during the fifteen preceding trading sessions.

The difference between the amount previously registered and the average price of the common shares, calculated as set forth above, may be considered by the tax authorities as a capital gain subject to income tax. Unless the common shares were held in accordance with Resolution CMN 2,689, in which case the exchange would be tax-free, the capital gain will be subject to income tax at the following rates: (1) 15%, for gains realized through transactions that were conducted on Brazilian stock exchanges; or (2) 15%, or 25% if realized by investors resident in Low or Nil Taxation Jurisdiction, for gains realized through transactions in Brazil that were not conducted on the Brazilian stock exchanges.

The cancellation of ADSs in exchange for common shares is not subject to Brazilian income tax, but is subject to the IOF/Exchange tax as described below. If such non-Brazilian holder does not qualify under Resolution CMN 2,689, it will be subject to the less favorable tax treatment described above in respect of exchanges of common shares.

There can be no assurance that the current favorable tax treatment of 2,689 Holders will continue in the future.

Discussion on Low or Nil Tax Jurisdictions

For purposes of Brazilian law, Low or Nil Tax Jurisdictions are countries and jurisdictions that do not tax income or that have a maximum income tax rate lower than 20%. Since 1998, the Brazilian Internal Revenue Service has issued acts expressly listing the countries/jurisdictions that are considered low or nil tax jurisdictions. Currently, the tax authorities have deemed approximately 65 countries to be low or nil tax jurisdictions pursuant to Normative Instruction No. 1,037/2010, article 1.

Under Brazilian tax legislation, holders domiciled in Low or Nil Tax Jurisdictions, or Low or Nil Tax Jurisdiction Holders, are: (1) subject to a higher rate of withholding tax on income and capital gains; (2) not entitled to exemptions for investments in the Brazilian capital markets; (3) subject to automatic application of transfer pricing rules in transactions with Brazilian legal entities that are resident in Brazil; and (4) subject to thin capitalization rules on debt with legal entities that are resident in Brazil.

On June 24, 2008, Law No. 11,727 introduced the concept of “privileged tax regime”, which is a tax regime that: (1) does not tax income or taxes it at a maximum rate lower than 20.0%; (2) grants tax benefits to non-resident entities or individuals (a) without the requirement to carry out a substantial economic activity in the country or dependency or (b) contingent to the non-exercise of a substantial economic activity in the country or dependency; (3) does not tax or that taxes the income generated abroad at a maximum rate lower than 20%; or (4) does not provide access to information related to shareholding composition, ownership of assets and rights or economic transactions carried out. According to article 2 of Normative Instruction 1,037/2010, LLCs incorporated in the United States, among others, are listed as privileged tax regimes by the tax authorities.

In principle, the best interpretation of Law No. 11,727/08 leads us to conclude that the new concept of “privileged tax regime” should be solely applied for purposes of transfer pricing rules in export and import transactions. However, due to the recent enactment of this Law, we are unable to ascertain whether or not the privileged tax regime concept will be extended to the concept of Low or Nil Tax Jurisdiction. The provisions of Law No. 11,727/08 that refer to the “privileged tax regime” came into effect on January 1, 2009. Although we are of the opinion that the concept of privileged tax regime should not affect the tax treatment of a non-resident shareholder described above, we cannot assure you whether subsequent legislation or interpretations by the Brazilian tax authorities regarding the definition of privileged tax regime will extend such concept to the tax treatment of a non-resident shareholder described above.

Prospective purchasers should therefore consult with their own tax advisors regarding the consequences of the implementation of Law No. 11,727, Normative Instruction No. 1,037/2010 and of any related Brazilian tax laws or regulations concerning low or nil tax jurisdictions and privileged tax regimes.

Distributions of Interest on Capital

A Brazilian corporation may make payments to its shareholders characterized as interest on the corporation’s capital as an alternative form of making dividend distributions. See “Description of Share Capital—Dividends.” The rate of interest may not be higher than the TJLP, as determined by the Central Bank from time to time. The total amount distributed as interest on capital may not exceed, for tax purposes, the greater of:

•

50% of net income for the year in respect of which the payment is made, after the deduction of social contribution or net profits and before (1) making any deduction for corporate income taxes paid and (2) taking such distribution into account; or

•	50% of retained earnings for the year prior to the year in respect of which the payment is made.

Distributions of interest on capital paid to Brazilian and non-Brazilian holders of common shares, including payments to the depositary bank in respect of common shares underlying ADSs, are deductible by us for Brazilian tax purposes up to the limit mentioned above. Such payments are subject to Brazilian income tax withholding at the rate of 15%, except for payments to beneficiaries who are exempt from tax in Brazil. Beneficiaries domiciled in low or nil tax jurisdictions are subject to withholding at a 25% rate.

Other Brazilian Taxes

There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of the common shares or ADSs by a non-Brazilian holder except for gift and inheritance taxes levied by some states in Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in Brazil or in the relevant state to individuals or entities that are resident or domiciled within such state in Brazil. There is no Brazilian stamp, issue, registration, or similar taxes or duties payable by holders of common shares or ADSs.

Tax on Foreign Exchange and Financial Transactions

Tax on foreign exchange transactions, or the “IOF/Exchange Tax”

Brazilian law imposes the IOF/Exchange Tax on the conversion of reais into foreign currency and on the conversion of foreign currency into reais. The Brazilian government increased the tax rate related to foreign investments in the Brazilian financial and capital markets to 6.0%, including investments made pursuant to Resolution CMN 2,689, with an exception made for the inflow of funds in connection with variable income investments carried out within BM&FBOVESPA which is subject to a less burdensome 2.0% IOF/Exchange rate. As a result, any non-Brazilian holder will be subject to a 2.0% tax upon transferring foreign currency to Brazil to purchase our common shares on the BM&FBOVESPA. Such 2.0% IOF/Exchange rate also applies on the symbolic and simultaneous foreign exchange transaction required for the purpose of cancellation of ADSs in exchange for common shares.

The outflow of funds from Brazil related to investments carried out pursuant to Resolution CMN 2,689, including for dividend payments and returns of capital, remains subject to the 0% rate. In any case, the Brazilian Government is permitted to increase the rate at any time up to 25%. However, any increase in rates may only apply to future foreign exchange transactions.

Tax on transactions involving bonds and securities, or the “IOF/Bonds Tax”

Brazilian law imposes the IOF/Bonds Tax on transactions involving bonds and securities, including those carried out on a Brazilian stock exchange. The rate of IOF/Bonds Tax applicable to transactions involving the deposit of common shares in exchange for ADSs is currently 1.5%. The rate is applied to the product of the number of common shares received and the closing price for those shares on the date prior to the transfer, or if such closing price is not available, the last available closing price for such shares.

U.S. Federal Income Tax Considerations

The following are the material U.S. federal income tax consequences to a U.S. Holder described below of owning and disposing of our common shares or ADSs, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to hold or dispose of such securities. The discussion applies only to a U.S. Holder that holds common shares or ADSs as “capital assets” for U.S. federal tax purposes and it does not describe all tax consequences that may be relevant to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers or traders in securities or foreign currencies who use a mark-to-market of tax accounting;

•	persons holding common shares or ADSs as part of a hedge, “straddle,” integrated transaction or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons liable for the alternative minimum tax;

•	tax-exempt entities, including an “individual retirement account” or Roth IRA;

•	persons holding shares in connection with a trade or business conducted outside of the United States; or

•	persons holding our common shares or ADSs that own or are deemed to own ten percent or more of our voting stock.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds our common shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding our common shares or ADSs and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of our common shares or ADSs.

This discussion is based on the Internal Revenue Code of 1986, as amended, or the “Code,” administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These laws are subject to change, possibly with retroactive effect. It is also based in part on representations made by the depositary and assumes that each obligation under the Deposit Agreement and any related agreement will be performed in accordance with its terms.

A “U.S. Holder” is a holder who, for U.S. federal tax purposes, is a beneficial owner of common shares or ADSs that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust (or otherwise if the trust has a valid election in effect under current Treasury regulations to be treated as a U.S. person).

In general, a U.S. Holder that owns ADSs will be treated as the owner of the underlying common shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying common shares represented by those ADSs.

The U.S. Treasury has expressed concern that parties to whom ADSs are released before delivery of shares to the depositary or intermediaries in the chain of ownership between U.S. holders and the issuer of the security underlying the ADSs may be taking actions that are inconsistent with the claiming of foreign tax credits by U.S. holders of ADSs. Such actions include, for example, a pre-release of an ADS by a depositary. Such actions would also be inconsistent with the claiming of the reduced rate of tax applicable to dividends received by certain non-corporate holders. Accordingly, the creditability of Brazilian taxes and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by such parties or intermediaries in the chain of ownership between the holder of an ADS and our company.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and foreign tax consequences of owning and disposing of common shares or ADSs in their particular circumstances.

Taxation of Distributions

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” distributions paid on our common shares or ADSs, other than certain pro rata distributions of our common shares or ADSs, will generally be treated as dividends to the extent such distribution is actually or constructively paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Dividends paid by qualified foreign corporations to certain non-corporate U.S. Holders in taxable years beginning before January 1, 2013 are taxable at favorable rates, subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury. A foreign corporation is treated as a qualified foreign corporation with respect to dividends paid on stock that is readily tradable on a securities market in the United States, such as the New York Stock Exchange where our ADSs are traded. U.S. Holders should consult their tax advisers to determine whether a favorable rate will apply to dividends they receive and whether they are subject to any special rules that limit their ability to be taxed at a favorable rate.

The amount of a dividend will include any amounts that we withhold in respect of Brazilian taxes on the distribution. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s or, in the case of ADSs, the depositary’s receipt of the dividend. The amount of any dividend income paid in reais will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of such receipt regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of its receipt.

Sale or Other Disposition of Common Shares or ADSs

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” for U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of our common shares or ADSs will be capital gain or loss. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in our common shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. Such gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. If a Brazilian tax is withheld on the sale or disposition of our common shares or ADSs, a U.S. Holder’s amount realized will include the gross amount of the proceeds of such sale or disposition before deduction of the Brazilian tax. See “—Brazilian Tax Considerations – Taxation of Gains” for a description of when a disposition may be subject to taxation by Brazil.

Foreign Tax Credits in Respect of Brazilian Taxes

Subject to the various limitations and disallowance rules that apply to foreign tax credits generally, which may vary depending upon a U.S. Holder’s circumstances, and subject to the discussion above regarding concerns expressed by the U.S. Treasury and the discussion below under “—Passive Foreign Investment Company Rules,” Brazilian income taxes withheld from dividends on our common shares or ADSs generally will be creditable against a U.S. Holder’s U.S. federal income tax liability.

In such case, a U.S. Holder will be entitled to use foreign tax credits to offset only the portion of its U.S. tax liability that is attributable to foreign-source income. This limitation on foreign taxes eligible for credit is calculated separately with regard to specific classes of income. Because a U.S. Holder’s gains from the sale or exchange of our common shares or ADSs will generally be treated as U.S.-source income, this limitation may preclude a U.S. Holder from claiming a credit for all or a portion of the Brazilian taxes imposed on any such gains. U.S. Holders should consult their tax advisers as to whether these Brazilian taxes may be creditable against the U.S. Holder’s U.S. federal income tax liability on foreign-source income from other sources.

Instead of claiming a credit, a U.S. Holder may elect to deduct such Brazilian taxes in computing its taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits must apply to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States.

The Brazilian IOF/Bond Tax and the IOF/Exchange Tax imposed on the deposit of common shares in exchange for ADSs and the cancellation of ADSs in exchange for common shares (as discussed above under “—Brazilian Tax Considerations”) will not be treated as creditable foreign tax for U.S. federal income tax purposes. U.S. Holders should consult their tax advisers regarding the tax treatment of these taxes for U.S. federal income tax purposes.

The rules governing foreign tax credits are complex and, therefore, U.S. Holders should consult their tax advisers regarding the availability of foreign tax credits in their particular circumstances.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation will be a passive foreign investment company, or “PFIC,” for any taxable year in which (1) 75% or more of its gross income consists of passive income, or (2) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For this purpose, passive income generally includes, among other things, dividends, rents, royalties and gains from the disposition of investment assets (subject to various exceptions).

Based upon the composition of our gross income and gross assets and the nature of our business, we do not believe that we were a PFIC for U.S. federal income tax purposes for our 2011 taxable year. Our status in 2012 and future years will depend on our assets and activities in those years. We have no reason to believe that our assets or activities will change in a manner that would cause us to be classified as a PFIC, but there can be no assurance that we will not be considered a PFIC for any taxable year. We will determine our PFIC status promptly following the close of our 2012 taxable year and will address such determination in our Form 20-F for the 2012 taxable year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our common shares or ADSs, then, unless such holder makes a “mark-to-market” election (as discussed below), such holder generally will be subject to special and adverse tax rules with respect to any “excess distribution” that is received from us and any gain that is recognized from a sale or other disposition, including certain pledges, of our common shares or ADSs. For this purpose, distributions that a U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions received by such holder during the shorter of the three preceding taxable years or the holder’s holding period for our common shares or ADSs will be treated as an excess distribution. Under these rules:

•	the excess distribution or recognized gain will be allocated ratably over the U.S. Holder’s holding period for our common shares or ADSs;

•

the amount of the excess distribution or recognized gain allocated to the current taxable year, and to any taxable years in the U.S. Holder’s holding period prior to the first day of our first taxable year in which we were treated as a PFIC will be treated as ordinary income; and

•

the amount of the excess distribution or recognized gain allocated to each prior taxable year in which we were a PFIC will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

If we are a PFIC for any taxable year during which a U.S. Holder holds our common shares or ADSs and any of our non-U.S. subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of each such non-U.S. subsidiary classified as a PFIC (each such subsidiary, a “lower tier PFIC”) for purposes of the application of these rules. United States Holders are urged to consult their tax advisers regarding the application of the PFIC rules to any of our subsidiaries.

In addition, if we are a PFIC, special rules apply to the amount of foreign tax credits that a U.S. Holder may claim on a distribution from a PFIC and a U.S. Holder would not be eligible to claim a foreign tax credit for any Brazilian tax imposed on the disposition of our common shares or ADSs. Prospective purchasers should consult their own tax advisors regarding the application of such rules.

If we are a PFIC for any taxable year during which a U.S. Holder holds our common shares or ADSs, then in lieu of being subject to the tax and interest charge rules discussed above, a U.S. Holder may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such stock is “regularly traded” on a “qualified exchange.” In general, our common shares or ADSs will be treated such as “regularly traded” for a given calendar year if more than a de minimis quantity of our common shares or ADSs, as the case may be, are traded on a qualified exchange on at least 15 days during each calendar quarter of such calendar year. Our ADSs are listed on the New York Stock Exchange, which is treated as a qualified exchange under the applicable Treasury Regulations. Our common shares are listed on the BM&FBOVESPA. However, no assurance can be given that our common shares or ADSs will be regularly traded for purposes of the mark-to-market election. In addition, because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

In certain circumstances, a U.S. Holder of shares in a PFIC may avoid the adverse tax and interest-charge regime described above by making a “qualified electing fund” election to include in income its share of the corporation’s income on a current basis. However, you may make a qualified electing fund election with respect to our common shares or ADSs only if we agree to furnish you annually with a PFIC annual information statement as specified in the applicable Treasury regulations. We currently do not intend to prepare or provide the information that would enable you to make a qualified electing fund election.

If a U.S. Holder owns our common shares or ADSs during any year in which we are a PFIC, the U.S. Holder generally must file an Internal Revenue Service, or “IRS,” Form 8621 with respect to our company, generally with the U.S. Holder’s federal income tax return for that year.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and may be subject to backup withholding unless (1) the U.S. Holder is an exempt recipient or (2) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Pursuant to the Hiring Incentives to Restore Act of 2010 and recently promulgated temporary regulations thereunder, certain U.S. Holders who are individuals are required to report information relating to an interest in our common shares or ADSs, subject to certain exceptions (including an exception for our common shares or ADSs held in accounts maintained by financial institutions). U.S. Holders are urged to consult their tax advisers regarding the effect, if any, of this legislation on their ownership and disposition of our common shares or ADSs.

U.S. HOLDERS OF OUR COMMON SHARES OR ADSs SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE BRAZILIAN AND U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES OR ADSs BASED UPON THEIR PARTICULAR CIRCUMSTANCES.

PLAN OF DISTRIBUTION

We will set forth in the applicable prospectus supplement a description of the plan of distribution of the securities that may be offered pursuant to this prospectus.

LEGAL MATTERS

The validity of our common shares and certain other matters of Brazilian law will be passed upon for us by Motta, Fernandes Rocha – Advogados, São Paulo, Brazil. Certain U.S. legal matters will be passed upon for us by White & Case LLP, New York, NY.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers Auditores Independentes is a member of the Regional Accounting Council (Conselho Regional de Contabilidade – CRC) of the State of São Paulo.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

We are incorporated under the laws of Brazil. All of our directors and officers reside outside the United States. Substantially all of our assets are located in Brazil. As a result, it may not be possible (or it may be difficult) for you to effect service of process upon us or these other persons within the United States or to enforce judgments obtained in United States courts against us or them, including those predicated upon the civil liability provisions of the federal securities laws of the United States.

We have been advised by Motta, Fernandes Rocha – Advogados, our Brazilian counsel, that a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. Such counsel has advised that a judgment against us, our directors and officers or certain advisors named herein obtained in the United States would be enforceable in Brazil upon confirmation of that judgment by the Superior Tribunal de Justiça (Superior Tribunal of Justice). That confirmation will only be available if the U.S. judgment:

•	fulfills all formalities required for its enforceability under the laws of the United States;

•

is issued by a court of competent jurisdiction after proper service of process on the parties, which must be in accordance with Brazilian law if made in Brazil, or after sufficient evidence of our absence has been given, as established pursuant to applicable law;

•	is not subject to appeal;

•	is for payment of a determined sum of money;

•	is authenticated by a Brazilian diplomatic office in the United States and is accompanied by a sworn translation into Portuguese; and

•	is not against Brazilian public policy, good morals or national sovereignty (as set forth in Brazilian law).

We have been further advised by our Brazilian counsel that original actions may be brought in connection with this prospectus predicated solely on the federal securities laws of the United States in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us or the directors and officers and certain advisors named herein.

In addition, a plaintiff, whether Brazilian or non-Brazilian, that resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that could secure its payment. This bond must have a value sufficient to satisfy the payment of court fees and defendant attorney’s fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments that have been duly confirmed by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça). Notwithstanding the foregoing, we cannot assure you that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers

Neither the laws of Brazil nor Fibria’s bylaws or other constitutive documents provide for indemnification of directors and officers. Under the Brazilian Civil Code, a person engaged in an illegal action must indemnify any third person that incurred losses or damages arising from such illegal action.

Fibria maintains liability insurance covering all expenses, liability and loss (including reasonable attorney’s fees, judgments and amounts paid or to be paid in settlement) that any of its directors and officers are legally required to pay (and for which they are not indemnified by Fibria) as a result of a written request for indemnification of financial losses or of any civil, labor, criminal, environmental or formal administrative proceedings in connection with any mistake, misstatement, act, omission, neglect or violation of a right performed by such directors and officers acting as such, either individually or as a group, and also in connection with being a director or officer of Fibria. This liability insurance also covers all payments made by Fibria to indemnify its directors and officers against all expenses, liability and loss (including reasonable attorney’s fees, judgments and amounts paid or to be paid in settlement) that such directors and officers are legally required to pay in the circumstances explained above.

Item 9. Exhibits

The following is a list of all exhibits filed as part of this registration statement on Form F-3, including those incorporated herein by reference.

Exhibit Number	Description of Document

1.1 *	Form of International Underwriting Agreement

4.1	Amended and Restated Deposit Agreement, dated as of August 12, 2009, among our company (previously known as Votorantim Celulose e Papel S.A.), Citibank, N.A., as depositary, and the Owners and Beneficial Owners of American Depositary Receipts, including the form of American Depositary Receipts.

4.2	Form of American Depositary Receipt evidencing American Depositary Shares representing the common shares of Fibria S.A. (previously filed with the SEC as a prospectus under Rule 424(b)(3) on November 18, 2009 (File No. 333-160187) and incorporated by reference herein ).

5.1 *	Opinion of Motta, Fernandes Rocha – Advogados, Brazilian legal counsel of the Registrant, as to the legality of the common shares.

8.1 *	Opinion of Motta, Fernandes Rocha – Advogados, as to tax matters.

23.1	Consent of PricewaterhouseCoopers Auditores Independentes.

23.2*	Consent of Motta, Fernandes Rocha – Advogados (included in exhibit 5.1).

24.1	Powers of Attorney (included on signature page to the Registration Statement).

*	To be filed by amendment or as an exhibit to a report filed or submitted pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

Item 10. Undertakings

a)	The undersigned registrant hereby undertakes:

i)	To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this Registration Statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

ii)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv)	To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

v)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(1)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(2)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

vi)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b)	The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

d)	The undersigned registrant hereby undertakes that:

i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of São Paulo, Brazil, on March 12, 2012.

FIBRIA CELULOSE S.A.

By:	/s/ Marcelo Strufaldi Castelli
Name: Marcelo Strufaldi Castelli Title: Chief Executive Officer

By:	/s/ Guilherme Perboyre Cavalcanti
Name: Guilherme Perboyre Cavalcanti Title: Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below constitutes and appoints Marcelo Strufaldi Castelli and Guilherme Perboyre Cavalcanti, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any such subsequent registration statement and reports on Form 6-K relating thereto and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the following capacities on March 12, 2012.

Signature	Title

/s/ Marcelo Strufaldi Castelli Marcelo Strufaldi Castelli	Chief Executive Officer

/s/ Guilherme Perboyre Cavalcanti Guilherme Perboyre Cavalcanti	Chief Financial Officer & Investor Relations Officer

/s/ Osvaldo Ayres Filho Osvaldo Ayres Filho	Principal Accounting Officer

/s/ José Luciana Duarte Penido José Luciano Duarte Penido	Chairman, Board of Directors

/s/ João Carvalho de Miranda João Carvalho de Miranda	Vice-Chairman, Board of Directors

/s/ Raul Calfat Raul Calfat	Member, Board of Directors

/s/ Alexandre Silva D’Ambrosio Alexandre Silva D’Ambrosio	Member, Board of Directors

/s/ Carlos Augusto Lira Aguiar	Member, Board of Directors
Carlos Augusto Lira Aguiar

Member, Board of Directors
Julio Cesar Maciel Ramundo

Member, Board of Directors
Eduardo Rath Fingerl

Member, Board of Directors
José Armando de Figueiredo Campos

/s/ Alexandre Gonçalves Silva Alexandre Gonçalves Silva	Member, Board of Directors

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative of Fibria Celulose S.A. in the United States, has signed this registration statement in the City of Newark, State of Delaware, on March 12, 2012.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi Title: Managing Director

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1 *	Form of International Underwriting Agreement

4.1	Amended and Restated Deposit Agreement, dated as of August 12, 2009, among our company (previously known as Votorantim Celulose e Papel S.A.), Citibank, N.A., as depositary, and the Owners and Beneficial Owners of American Depositary Receipts, including the form of American Depositary Receipts.

4.2	Form of American Depositary Receipt evidencing American Depositary Shares representing the common shares of Fibria S.A. (previously filed with the SEC as a prospectus under Rule 424(b)(3) on November 18, 2009 (File No. 333-160187) and incorporated by reference herein ).

5.1 *	Opinion of Motta, Fernandes Rocha – Advogados, Brazilian legal counsel of the Registrant, as to the legality of the common shares.

8.1 *	Opinion of Motta, Fernandes Rocha – Advogados, as to tax matters.

23.1	Consent of PricewaterhouseCoopers Auditores Independentes.

23.2 *	Consent of Motta, Fernandes Rocha – Advogados (included in exhibit 5.1).

24.1	Powers of Attorney (included on signature page to the Registration Statement).

*	To be filed by amendment or as an exhibit to a report filed or submitted pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, and incorporated herein by reference.